Exhibit (h)(5)

AMENDED AND RESTATED
FUND PFO/TREASURER, CCO, SECRETARY AND AMLO
AGREEMENT

AGREEMENT effective as of April 1, 2024 by and between HSBC Funds, a Delaware statutory trust, with its principal office and place of business at 452 Fifth Avenue New York, New York 10018 (the “Fund Company”), and Foreside Fund Officer Services, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (“Foreside”).

WHEREAS, the Fund Company and Foreside have entered into a Fund PFO/Treasurer, CCO, Secretary and AMLO Agreement dated November 7, 2022. The parties now wish to amend and restate the Fund PFO/Treasurer, CCO, Secretary and AMLO Agreement in the form of this Agreement; and

WHEREAS, the Fund Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and has created and issued shares in one or more series (each such series a “Fund” and collectively, the “Funds”); and

WHEREAS, the Fund Company desires that Foreside perform certain services and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Fund Company and Foreside hereby agree as follows:

SECTION 1. PROVISION OF FUND PFO/TREASURER, CCO, SECRETARY AND AMLO; DELIVERY OF DOCUMENTS

(a)

Foreside hereby agrees to make available to the Fund Company one or more qualified employees of Foreside to serve as: (i) the Chief Compliance Officer of the Fund Company (“CCO”), as described in Rule 38a-1 of the 1940 Act (“Rule 38a-1”); (ii) the Secretary of the Fund Company (“Secretary”); (iii) the Anti-Money Laundering Officer of the Fund Company (“AMLO”); and (iv) the Principal Financial Officer and Treasurer of the Fund Company (“PFO/Treasurer”), in each case, for the period and on the terms and conditions set forth in this Agreement and acceptable to Board of Trustees of the Fund Company (the “Board”).

(b)

In connection therewith, the Fund Company has delivered to Foreside copies of, and shall promptly furnish Foreside with all amendments of or supplements to: (i) the Fund Company’s Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Fund Company’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and/or the 1940 Act (the

“Registration Statement”); (iii) the current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”) in place for each of the Funds covered by this Agreement; (iv) each plan of distribution or similar document that may be adopted by the Fund Company under Rule 12b-1 under the 1940 Act and each current shareholder service plan or similar document adopted by the Fund Company with respect to any or all of its Funds; (v) copies of the Fund Company’s current annual and semi-annual reports to shareholders; and (vi) all compliance and risk management policies, programs and procedures adopted by the Fund Company with respect to the Funds. In addition, the Fund Company shall deliver, or cause to be delivered, to Foreside upon Foreside’s reasonable request any other documents that would enable Foreside to perform the services described in this Agreement.

SECTION 2. DUTIES OF FORESIDE

(a)

Subject to the approval of the Board, Foreside shall make available a qualified employee of Foreside who is competent and knowledgeable regarding the federal securities laws, including the 1940 Act, to act as the Fund Company’s CCO, Secretary and AMLO. Foreside shall also make a qualified employee of Foreside available to support the Fund Company’s CCO, Secretary and AMLO in connection with the CCO Services (as defined below).

(b)

Subject to the approval of the Board, Foreside shall make available a qualified employee of Foreside who is competent and knowledgeable regarding the financial management, accounting and internal controls of mutual funds to serve as the Fund Company’s PFO/Treasurer, who will have the authority normally incident to such office, including the authority to execute documents required to be executed by the Fund Company’s “Principal Financial Officer” and/or “Treasurer”. Foreside shall also make a qualified employee of Foreside available to support the Fund Company’s PFO/Treasurer in connection with the PFO Services (as defined below).

(c)

With respect to the Fund Company, the CCO, Secretary and AMLO shall provide the services as set forth on Appendix A hereto (the “CCO Services”) and Foreside and/or the PFO/Treasurer, as an agent of Foreside, shall provide the services as set forth on Appendix B hereto (the “PFO Services” and collectively, with the CCO Services, the “Services”).

(d)

Foreside may provide other services and assistance relating to the affairs of the Fund Company as the Fund Company may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

(e)

Foreside shall maintain records relating to the Services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 thereunder (collectively, the “Records”). Such Records shall be maintained in the manner and for the periods as are required under such laws and regulations. The Records shall be the property of the Fund Company. The Fund Company, or the Fund Company’s authorized representatives, shall have access to the Records at all times during Foreside’s normal business hours. Upon the reasonable request of the Fund Company, copies of any of the Records shall be provided promptly by Foreside to the Fund Company or its authorized representatives at the Fund Company’s expense.

(f)

Nothing contained herein shall be construed to require Foreside to perform any service that could cause Foreside to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause any Fund to act in contravention of such Fund’s Prospectus or any provision of the 1940 Act. Further, while Foreside will provide consulting and other services under this Agreement to assist the Fund Company with respect to the Fund Company’s obligations under and compliance with various laws and regulations, Fund Company understands and agrees that Foreside is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between Foreside and Fund Company or to require Foreside to render legal advice or otherwise engage in the practice of law in any jurisdiction. Thus, except with respect to Foreside’s duties as set forth in this Section 2 and, except as otherwise specifically provided herein, the Fund Company assumes all responsibility for ensuring that the Fund Company and each of its Funds complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund Company or the Funds. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(g)

Foreside does not offer legal or accounting services and does not provide substitute services for the services provided by legal counsel or that of a certified public accountant. Foreside will make every reasonable effort to provide the services described in this Agreement; however, Foreside does not guarantee that work performed by Foreside or the PFO/Treasurer, CCO, Secretary or AMLO for the Fund Company would be favorably received by any regulatory agency.

(h)

In order for Foreside to perform the services required by this Section 2, the Fund Company shall (1) instruct all service providers to furnish any and all information to Foreside as reasonably requested by Foreside, and assist Foreside as may be required and (2) ensure that Foreside has access to all relevant records and documents maintained by the Fund Company or any service provider that are necessary for Foreside to perform the services described in this Agreement.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a)

Foreside shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Foreside in writing. Foreside shall use its best judgment and efforts and shall use reasonable care in rendering the services described in this Agreement, including the selection of qualified employees to be considered by the Board for appointment as the PFO/Treasurer, CCO, Secretary or AMLO. Foreside shall not be liable to the Fund Company, any Fund or any of the Funds’ shareholders for any action or inaction of Foreside or the PFO/Treasurer, CCO, Secretary or AMLO relating to any event whatsoever in the absence of bad faith, fraud, reckless disregard, negligence or willful misfeasance. Further, neither Foreside nor the PFO/Treasurer, CCO, Secretary or AMLO shall be liable to the Fund Company, any Fund or any of the Funds’ shareholders for any action taken, or failure to act, in good faith reliance upon: (i) the written advice and opinion of Fund Company counsel; and/or (ii) any certified copy of any resolution of the Board. Neither Foreside nor the PFO/Treasurer, CCO, Secretary or AMLO shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Foreside and/or the PFO/Treasurer, CCO and/or the Secretary and/or the AMLO reasonably believe(s) in good faith to be genuine.

(b)

The Fund Company agrees to indemnify and hold harmless Foreside, its affiliates and each of their respective directors, officers, employees and agents and any person who controls Foreside within the meaning of Section 15 of the Securities Act (any of Foreside, its affiliates, their respective officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Foreside Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable external counsel fees incurred in connection therewith) arising out of or based upon (i) Foreside’s performance of its duties under this Agreement, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Fund Company.

In no case (i) is the indemnity of the Fund Company in favor of any Foreside Indemnitee to be deemed to protect or indemnify the Foreside Indemnitee against any liability to which the Foreside Indemnitee would otherwise be subject by reason of its own willful misfeasance, bad faith, fraud or negligence in the performance of its obligations or duties, or by reason of its reckless disregard of its obligations or duties, under this Agreement, or (ii) is the Fund Company to be liable with respect to any claim made against any Foreside Indemnitee unless the Foreside Indemnitee notifies the Fund Company in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Foreside Indemnitee (or after the Foreside Indemnitee receives notice of service on any designated agent).

Failure to notify the Fund Company of any claim shall not relieve the Fund Company from any liability that it may have to any Foreside Indemnitee unless failure or delay to so notify the Fund Company prejudices the Fund Company’s ability to defend against such claim. The Fund Company shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund Company elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Foreside Indemnitee, defendant or defendants in the suit. In the event the Fund Company elects to assume the defense of any suit and retain counsel, the Foreside Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Fund Company does not elect to assume the defense of any suit, it will reimburse the Foreside Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

(c)

Foreside agrees to indemnify and hold harmless the Fund Company, its affiliates and each of their trustees and officers and any person who controls the Fund Company within the meaning of Section 15 of the Securities Act (for purposes of this paragraph, the Fund Company, its affiliates and each of their trustees and officers and such controlling persons are collectively referred to as the “Fund Indemnitees”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable external counsel fees incurred in connection therewith) arising out of or based upon (i) the breach of any obligation, representation or warranty under this Agreement by Foreside, or (ii) Foreside’s failure to comply in any material respect with applicable securities laws.

In no case (i) is the indemnity of Foreside in favor of any Fund Indemnitee to be deemed to protect or indemnify any Fund Indemnitee against any liability to which such Fund Indemnitee would otherwise be subject by reason of its own willful misfeasance, bad faith, fraud or negligence in the performance of its obligations or duties, or by reason of its reckless disregard of its obligations or duties, under this Agreement, or (ii) is Foreside to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Fund Indemnitee unless the Fund Indemnitee notifies Foreside in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Fund Indemnitee (or after the Fund Indemnitee has received notice of service on any designated agent).

Failure to notify Foreside of any claim shall not relieve Foreside from any liability that it may have to the Fund Indemnitee against whom such action is brought unless failure or delay to so notify Foreside prejudices Foreside’s ability to defend against such claim. Foreside shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if Foreside elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Fund Indemnitee, defendant or defendants in the suit. In the event that Foreside elects to assume the defense of any suit and retain counsel, the Fund Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If Foreside does not elect to assume the defense of any suit, it will reimburse the Fund Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

(d)

No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 3(b) or 3(c) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. Each party shall act in good faith and in a commercially reasonable manner to mitigate any losses it may suffer.

(e)

The Fund Company, and not Foreside, shall be solely responsible for approval of the designation of the PFO/Treasurer, CCO, Secretary and the AMLO, as well as for removing the PFO/Treasurer, CCO, the Secretary and/or AMLO, as the case may be, from his or her responsibilities related to the Funds in accordance with applicable laws, rules and regulations (e.g., Rule 38a-1). Therefore, notwithstanding the provisions of this Section 3, the Fund Company shall supervise the activities of the PFO/Treasurer, CCO, Secretary and the AMLO with regard to such activities.

(f)

The Fund Company agrees that Foreside, its employees, officers and directors shall not be liable to the Fund Company for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to the services described in this Agreement for an aggregate amount in excess of the fees paid to Foreside in performing services hereunder, provided that such actions, damages, claims, liabilities, costs, expenses or losses are not the result of, or arise out of, the willful misfeasance, bad faith, fraud or gross negligence on the part of Foreside, the PFO/Treasurer, CCO, Secretary or AMLO, or the reckless disregard by the PFO/Treasurer, CCO, Secretary or AMLO of the duties involved in the respective conduct of their offices. The provisions of this paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

In no event shall either party or their respective employees, officers, trustees and directors be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses or losses (including, without limitation, lost profits and opportunity costs or fines).

(g)

Foreside shall not be liable for the errors of other service providers to the Fund Company or their systems.

SECTION 4. REPRESENTATIONS AND WARRANTIES

(a)

Foreside covenants, represents and warrants to the Fund Company that:

(i)

it is a limited liability company duly organized and in good standing under the laws of the State of Delaware;

(ii)

it is duly qualified to carry on its business in the State of Maine;

(iii)

it is empowered under applicable laws and by its operating agreement to enter into this Agreement and perform its duties under this Agreement;

(iv)

all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v)

it has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the PFO/Treasurer, CCO, Secretary and the AMLO in the performance of their duties and obligations under this Agreement;

(vi)

this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii)

it shall make available one or more employees who are competent and knowledgeable regarding the matters and areas for which they are being considered and who are otherwise reasonably qualified to act in the capacities for which they are being retained and who will, in the exercise of their duties to the Fund Company, act in good faith and in a manner reasonably believed by them to be in the best interests of the Funds;

(viii)

it shall compensate the CCO fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Fund Company or a service provider;

(ix)

it shall report to the Board and the Fund Company promptly if it learns of any malfeasance or disciplinary action regarding the PFO/Treasurer, CCO, Secretary or AMLO or in the event the PFO/Treasurer, CCO, Secretary or AMLO is terminated as a PFO/Treasurer, CCO, Secretary or AMLO, as the case may be, by another fund company (provided that no reporting is necessary if such officer is terminated at the request of the officer or Foreside for staffing purposes) or if the PFO/Treasurer, CCO, Secretary or AMLO is terminated by Foreside or is otherwise believed to no longer be qualified to serve as the PFO/Treasurer, CCO, Secretary or AMLO of the Fund Company; and

(x)

it shall report to the Board and the Fund Company promptly if at any time the PFO/Treasurer, CCO, Secretary or the AMLO, as the case may be, is/are subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act.

(b)

The Fund Company covenants, represents and warrants to Foreside that:

(i)

it is a statutory trust duly organized and in good standing under the laws of the State of Delaware;

(ii)

it is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(iii)

all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv)

it is an open-end management investment company registered under the 1940 Act;

(v)

this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund Company, enforceable against the Fund Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)

a registration statement under the Securities Act and the 1940 Act is effective and will remain effective and appropriate State securities law filings have been made and will continue to be made with respect to the Funds;

(vii)

The PFO/Treasurer, CCO, Secretary and AMLO shall be covered by the Fund Company’s Directors & Officers Liability Insurance Policy (the “Policy”), and the Fund Company shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after the PFO/Treasurer, CCO, Secretary or AMLO ceases to serve as an officer of the Fund Company on substantially the same terms as such coverage is provided for all other Fund Company officers after such persons are no longer officers of the Fund Company; and (c) continued in the event the Fund Company merges or terminates, on substantially the same terms as such coverage is provided for all other Fund Company officers (and for a period of no less than six years). The Fund Company shall provide Foreside with proof of current coverage, including a copy of the Policy, and shall notify Foreside immediately should the Policy be cancelled or terminated; and

(viii)

the PFO/Treasurer, CCO, Secretary and AMLO are named officers in the Fund Company’s corporate resolutions and subject to the provisions of the Fund Company’s Organizational Documents regarding indemnification of its officers.

SECTION 5. COMPENSATION AND EXPENSES

(a)

In consideration of the services provided by Foreside pursuant to this Agreement, the Fund Company shall pay Foreside the fees and expenses set forth in Appendix C hereto.

Except as otherwise set forth in Appendix C hereto, all fees payable hereunder shall be accrued daily by the Fund Company and shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. All reasonable out-of-pocket charges incurred by Foreside shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund Company shall pay to Foreside such compensation as shall be due and payable as of the effective date of termination.

(b)

Foreside may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Fund Company counsel. The costs of any such advice or opinion shall be borne by the Fund Company.

(c)

The PFO/Treasurer, CCO, Secretary and AMLO are serving solely as officers of the Fund Company and neither Foreside nor the PFO/Treasurer, CCO, Secretary or AMLO shall be responsible for, or have any obligation to pay, any of the expenses of the Fund Company or any of its Funds. All Fund Company expenses shall be the sole obligation of the Fund Company, which shall pay or cause to be paid all Fund expenses.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)

This Agreement shall become effective on the date indicated above or at such time as Foreside commences providing services under this Agreement, whichever is later (the “Effective Date”). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Fund Company.

(b)

This Agreement shall continue, unless terminated in accordance with this Section 6, for an initial term ending April 30, 2025 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms unless terminated in accordance with this Section 6.

(c)

This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on one-hundred and eighty (180) days’ written notice to Foreside or (ii) by Foreside on one-hundred and eighty (180) days’ written notice to the Fund Company, provided, however, that the Board will have the right and authority to remove the individual(s) designated by Foreside as the Fund Company’s PFO/Treasurer, CCO, Secretary or AMLO at any time, with or without cause, without payment of any penalty. In this case, Foreside will designate another employee of Foreside, subject to approval of the Board and the disinterested trustees, to serve as temporary PFO/Treasurer, CCO, Secretary or AMLO until the earlier of: (i) the designation, and approval by the Board, of a new permanent PFO/Treasurer, CCO, Secretary or AMLO, as applicable; or (ii) the termination of this Agreement.

(d)

Should the employment of the individual(s) designated by Foreside to serve as the Fund Company’s PFO/Treasurer, CCO, Secretary or AMLO be terminated for any reason, Foreside will immediately designate another qualified individual, subject to approval by the Board and the disinterested trustees, to serve as temporary PFO/Treasurer, CCO, Secretary or AMLO until the earlier of: (i) the designation, and approval by the Board, of a new permanent PFO/Treasurer, CCO, Secretary or AMLO, as applicable; or (ii) the termination of this Agreement. Should the employment of the individual(s) made available by Foreside to support the Fund Company’s PFO/Treasurer, CCO, Secretary and AMLO in connection with the PFO and CCO Services be terminated for any reason, Foreside will immediately make another qualified individual available to provide such support.

(e)

The provisions of Sections 3, 6(e), 7, 10, 11, and 13 shall survive any termination of this Agreement.

(f)

This Agreement and the rights and duties under this Agreement shall not be assignable by either Foreside or the Fund Company except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

SECTION 7. CONFIDENTIALITY

(a)

Each party shall comply with the laws and regulations applicable to it in connection with its use of confidential information, including, without limitation, Regulation S-P (if applicable). Foreside agrees to treat all records and other information related to the Fund Company as proprietary information of the Fund Company and, on behalf of itself and its affiliates and their employees, to keep confidential all such information, except that Foreside may release such other information (a) as approved in writing by the Fund Company, which approval shall not be unreasonably withheld and may not be withheld where Foreside is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Foreside shall seek the approval of the Fund Company as promptly as possible so as to enable the Fund Company to pursue such legal or other action as it may desire to prevent the release of such information) or (b) when so requested by the Fund Company.

(b)

Upon termination or expiration of this Agreement for any reason, Foreside shall, at the Fund Company’s option, promptly and securely destroy or deliver to the Fund Company, any confidential information of the Fund Company in Foreside’s possession (or in the possession of its affiliates, employees or subcontractors) in such usable format as may be reasonably requested by the Fund Company (including any hard copy as then exists), and will certify to the Fund Company that all such confidential information has been securely destroyed or delivered, provided, however, that Foreside may confidentially retain copies of such materials to the extent required (i) by applicable law or regulatory requirements or (ii) Foreside’s internal document retention procedures.

SECTION 8. FORCE MAJEURE

Foreside shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent Foreside’s obligations hereunder are to oversee or monitor the activities of third parties, Foreside shall not be liable for any failure or delay in the performance of Foreside’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Foreside.

SECTION 9. ACTIVITIES OF FORESIDE

(a)

Except to the extent necessary to perform Foreside’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Foreside’s right, or the right of any of Foreside’s managers, officers or employees who also may be a director, trustee, officer or employee of the Fund Company (including, without limitation, the PFO/Treasurer, CCO, Secretary and AMLO), or who are otherwise affiliated persons of the Fund Company, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)

Upon prior written approval by the Fund Company, Foreside may subcontract any or all of its functions or responsibilities pursuant to this Agreement (which, for the avoidance of doubt, may include the appointment of a subcontractor as an officer) to one or more persons, which may be affiliated persons of Foreside who agree to comply with the terms of this Agreement; provided, that: (i) any such subcontracting shall not relieve Foreside of its responsibilities hereunder; (ii) Foreside shall use reasonable care and diligence in the selection and monitoring of any subcontractor; and (iii) Foreside shall be liable to the Fund Company for the acts and omissions of its subcontractors as if it had committed such acts and omissions itself. Foreside may pay those persons for their services, but no such payment will increase Foreside’s compensation or reimbursement of expenses from the Fund Company.

SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

Foreside shall cooperate with the Fund Company’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of such accountants’ duties.

SECTION 11. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The trustees of the Fund Company and the shareholders of the Funds shall not be liable for any obligations of the Fund Company under this Agreement, and Foreside agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund Company and the Funds.

SECTION 12. OTHER OBLIGATIONS OF FORESIDE

(a)

Foreside and its affiliates shall, in connection with the Services, use commercially reasonable efforts to: (i) comply with all applicable anti-money laundering or other financial crimes legislation, Sanctions Laws as well as laws relating to anti-bribery and anti-corruption (“Foreside Sanctions/Anti-Bribery Requirements”); (ii) have and maintain in place throughout the term of this Agreement their own policies and procedures reasonably designed to ensure compliance with the Foreside Sanctions/Anti-Bribery Requirements and will enforce such policies and procedures where appropriate; and (iii) ensure that all affiliates and employees of Foreside and its affiliates engaged in the provision of the Services comply with this Section 12. Foreside agrees that, unless precluded by (and subject to) applicable law, it will promptly notify the Fund Company in writing of any non-compliance with this Section 12 as it relates to the Services in this Agreement. Foreside hereby represents that neither Foreside nor any of its subsidiaries, directors or officers are (i) the target/subject of any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State or (ii) located, organized or resident in a country or territory that is the target/subject of sanctions, including currently, the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea and Syria. “Sanctions Laws” means any trade, financial or economic sanctions law or regulation made by a relevant authority of the United States of America (including without limitation, by OFAC and the U.S. Department of State), including U.S. secondary sanctions.

(b)

Foreside will at all times maintain a business contingency plan and a disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans. Foreside will implement such plans following the occurrence of an event which results in an interruption or suspension of the Services to be provided by Foreside. Upon reasonable request, Foreside shall discuss with the Fund Company any business continuity/disaster recovery plan of Foreside and/or provide a high-level presentation summarizing such plan.

(c)

Foreside will maintain commercially reasonable information security systems and controls, which include administrative, technical, and physical safeguards, that are designed to: (i) maintain the security and confidentiality of the Fund Company’s confidential information and data; (ii) protect against any anticipated or reasonably foreseeable threats or hazards to the security or integrity of the Fund Company’s confidential information and data, including appropriate measures designed to meet legal and regulatory requirements applying to Foreside; and (iii) protect against unauthorized access to or use of the Fund Company’s confidential information and data. Foreside will notify the Fund Company as soon as practicable after it has determined that unauthorized access to the Fund Company’s confidential information and data has occurred, unless otherwise prohibited by applicable law. In such an event, and unless prohibited by applicable law, Foreside will provide information, to the extent available to Foreside, sufficient to provide a reasonable description of the general circumstances and extent of such unauthorized access.

(d)

Foreside will at all times employ commercially reasonable virus detection software programs to test the hardware and software applications used by it to deliver the Services for the presence of computer code designed to disrupt, disable, harm, or otherwise impede operation.

SECTION 13. MISCELLANEOUS

(a)

This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

(b)

This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(c)

If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Foreside and Fund Company and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(d)

Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e)

Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Foreside or the Fund Company, as the case may be. Notice shall be given to each party at the following address:

(i) To Foreside:	(ii) To Fund Company:
Foreside Fund Officer Services, LLC Three Canal Plaza, Suite 100 Portland, ME 04101 Attention: Legal Department	HSBC Funds 452 Fifth Avenue New York, NY 10018 Attention: Stefano R. Michelagnoli Copy: Legal Department
Phone: 207.553.7110 Fax: 207.553.7151	Phone: 212.525.6412

(f)

Invoices for fees and expenses due to Foreside hereunder and as set forth in Appendix C hereto shall be sent by Foreside to the address furnished below unless and until changed by the Fund Company (Fund Company to provide reasonable advance notice of any change of billing address to Foreside):

HSBC Funds
Attention: Product Management/James Levy
452 Fifth Avenue
New York, NY 10018
Email: amus.product.management@us.hsbc.com

(g)

Nothing contained in this Agreement is intended to or shall require Foreside, in any capacity hereunder, to perform any functions or duties on any day other than a Fund Company business day. Functions or duties normally scheduled to be performed on any day which is not a Fund Company business day shall be performed on, and as of, the next Fund Company business day, unless otherwise required by law.

(h)

The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

(i)

No amendment to this Agreement shall be valid unless made in writing and executed by all parties hereto.

(j)

This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HSBC FUNDS

By:	/s/ James D Levy
Name:	James D Levy
Title:	Vice President

FORESIDE FUND OFFICER SERVICES, LLC

By:	/s/ Joseph C. Smith
Name:	Joseph C. Smith
Title:	Senior Counsel

Appendix A

FUND CCO, SECRETARY & AMLO SERVICES

Foreside will propose a qualified candidate to serve as each Fund’s CCO, Secretary & AMLO, who will assume responsibility as Fund CCO, Secretary & AMLO upon appointment by the Fund’s Board of Trustees (the “Board”). The CCO, Secretary & AMLO will perform the services listed below and will be supported by a qualified employee in the performance of such services. Secretary Services:

The Secretary shall:

– When applicable, sign Fund documents requiring a Secretary signature;

– Attend (in-person or telephonically) Board and Board Committee meetings; and

– Assist in the review of any minutes of Board and Board Committee meetings.

The CCO/AMLCO will perform the following Fund CCO/AML services:

– Develop, maintain and administer compliance policies and procedures for each Fund, designed to meet the requirements of Rule 38a-1 under the Investment Company Act of 1940 (the “1940 Act”);

– Conduct periodic and “risk based” reviews of the adequacy of each Fund’s compliance policies and procedures and determine the effectiveness of their implementation;

– Conduct periodic and “risk based” reviews of the adequacy and effectiveness of the following service providers’ compliance policies and procedures: advisor, sub-advisor, distributor, administrator, sub-administrator and transfer agent;

– Coordinate with Fund management and the Funds’ administrator/sub-administrator to implement: (1) risk-based and other compliance testing (and review the adequacy and effectiveness of the testing); and (2) any of the Funds’ compliance policies and procedures;

– Recommend the incorporation of any new or amended regulations or “best practice” initiatives into each Fund’s compliance policies and procedures that may be appropriate;

– Document the controls in place and any testing being performed by the advisor and/or sub- advisors and other service providers, of key compliance policies and procedures, which may include collecting and organizing relevant compliance data, obtaining periodic certifications (at least quarterly), reviewing reports, investigating exceptions, and making inquiries of Fund management and each Fund’s service providers;

– Conduct periodic on-site due diligence visits to the advisor and/or sub-advisors and other service providers as necessary, but no less frequently than annually (if necessary, these due diligence visits may occur virtually);

– Meet periodically with each Fund’s management, but no less frequently than quarterly;

– Prepare quarterly CCO reports for the Board and attend Board and Board Committee meetings (in-person and telephonic);

– Prepare an annual CCO report for the Board that addresses the requirements of Rule 38a-1 under the 1940 Act (and such other matters as may be reasonably requested by the Board);

– Periodically meet separately with those members of the Board that are not “interested persons” of each Fund, but no less frequently than annually;

– Provide other services, assistance and information relating to the affairs of each Fund as the

Board and Fund management may, from time to time, reasonably request in connection with the CCO’s compliance responsibilities;

– Maintain records relating to the compliance program as required by applicable laws and regulations;

– Develop and maintain AML policies and procedures for each Fund, designed to meet the requirements of applicable law, including the Bank Secrecy Act and USA PATRIOT Act;

– Review the adequacy of each Fund’s AML policies and procedures and the effectiveness of their implementation; and

– Monitor and review AML responsibilities that have been delegated to each Fund’s service providers.

Appendix B

PFO/Treasurer Services

Foreside will propose qualified candidates to serve as each Fund’s named PFO, who will assume responsibility as Fund PFO upon appointment by the Board of Trustees of the Fund (the “Board”).

The Fund PFO will perform the following Fund PFO services and will be supported by a qualified employee in the performance of such services:

– Along with the Funds’ Principal Executive Officer, establish, maintain and oversee disclosure controls and procedures (as defined in Rule 30a-3(c) under the 1940 Act) and internal control over financial reporting (as defined in Rule 30a-3(d) under the 1940 Act);

– Chair and/or attend disclosure controls committee meetings to support Sarbanes-Oxley certifications on an agreed upon frequency; request and review sub-certifications from key service providers;

– Attend quarterly Board meetings, Board Committee meetings and special Board meetings as may be reasonably requested by the Board (in-person and telephonic) and make relevant disclosures and present materials to the Board, the Funds’ independent registered public accountants and the audit committee, as required or requested;

– Assist with the planning and coordination of the Funds’ annual financial statement audit including liaising with the Fund administrator or sub-administrator, and independent registered public accountants, serving as a signatory to management representation letters, representation letter requests of other service providers and trade confirmation requests;

– Evaluate and assist in the implementation of new accounting and financial reporting requirements;

– Review and comment on each Fund’s financial statements and shareholder reports as initially prepared by the Fund administrator or sub-administrator (including semi-annual and annual reports and related SEC filings);

– Review and oversee daily Fund expense payment authorizations, periodic budget/accrual review and authorization, as required or requested;

– Review and comment on Forms N-CSR, N-CSRS, N-PORT, N-CEN and N-MFP (and such other forms as are reasonably requested from time to time, including Form N-14);

– Review and comment on the annual update of the Fund registration statement / prospectus & statement of additional information;

– Certify and/or sign as the Fund’s treasurer and authorize the filings listed above;

– Perform high level review of periodic fund distributions, fund tax returns and other tax reporting and sign or authorize as fund officer as required;

– Conduct periodic due diligence reviews/monitoring of control environment of certain key service providers;

– Enhanced expense and budget reporting;

– Custom money market fund web posting support;

– Audit confirmation process support;

– Tailored Shareholder Reporting class level review; and,

– Other services as agreed upon between the parties.

Appendix C

Foreside Compensation

(1)	Fund Officer Services

Base fee for the services of the Fund Company’s PFO	Recurring annual fee (invoiced monthly in arrears; subject to standard annual CPI-U adjustment). Recurring annual fee	$140,000

Base fee for the services of the Fund Company’s Corporate Secretary, CCO and AMLCO	(invoiced monthly in arrears; subject to standard annual CPI-U adjustment).	$85,000

Base fee for the services of an additional support resource to the Fund Company’s Corporate Secretary, CCO and AMLCO	Recurring annual fee (invoiced monthly in arrears; subject to standard annual CPI-U adjustment).	$70,000

Base fee for the services of an additional support resource to the Fund Company’s PFO	Recurring annual fee (invoiced monthly in arrears; subject to standard annual CPI-U adjustment).	$70,000

Per Fund Fee	Recurring annual fee (invoiced monthly in arrears).	$12,000

Implementation Fee	Invoiced upon contract execution. Includes initial review of Fund Company’s compliance policies and procedures pursuant to Rule 38a-1 under the 1940 Act.	$20,000 (waived)

Due Diligence Fee	Recurring annual fee (invoiced monthly in arrears). Applicable to each additional advisory entity after the second entity, if applicable.	$4,000

(2)	Out-Of-Pocket and Related Expenses: The Fund Company shall also reimburse Foreside for reasonable out-of-pocket and ancillary expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following:
(i)	communications;
(ii)	postage and delivery services;
(iii)	record storage and retention;
(iv)	reproduction;
(v)	reasonable travel expenses incurred in connection with the provision of the services pursuant to this Agreement;
(vi)	reasonable travel expenses incurred in connection with travel requested by the Board; and
(vii)	any other expenses incurred in connection with the provision of the services pursuant to this Agreement.